UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                       ------------------------------------
                                    FORM 8-K


                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 26, 1999



                                   LUCOR, INC.
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              (Exact name of registrant as specified in its charter)



        FLORIDA                      0-25164                   65-0195259
    --------------               --------------              ---------------
(State or other jurisdiction       (Commission              (IRS Employer
     of incorporation)             File Number)            Identification No.)


790 Pershing Road, Raleigh, North Carolina                         27608
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(Address of principal executive offices)                        (Zip code)


Registrant's telephone number, including area code:  919-828-9511
                                                     ------------

ITEM 5.  OTHER EVENTS

     The Company has negotiated a waiver of the redemption rights on its Series A Preferred Stock held by Pennzoil-Quaker State Company. A copy of the waiver is attached as an exhibit to this Form 8-K. This waiver will have the affect of moving the Preferred Stock into stockholders' equity. Under the agreement, the Company agreed to increase the dividend from its current $7.00 per share to $15.00 per share beginning on the seventh anniversary of the issuance of the preferred stock.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:  July 29, 1999                  Lucor, Inc.



                                       By: /s/ Kendall A. Carr
                                           ___________________________________
                                           Kendall A. Carr
                                           Chief Financial Officer

Exhibit

July 26, 1999

Mr. Stephen P. Conway
Chief Executive Officer
Lucor, Inc.
790 Pershing Road
Raleigh, North Carolina 27608

Re:	Preferred Stock Redemption Provision Waiver

Dear Mr. Conway:

Reference is hereby made to the 20,000 shares of Series A Preferred Stock (The "Preferred Stock") of Lucor, Inc. ("Lucor") held by Pennzoil-Quaker State Company (f/k/a Pennzoil Products Company) ("Pennzoil"). As requested, Pennzoil hereby waives all rights to cause a redemption of such stock described under Paragraph E of the Designation of Rights and Privileges of Series A Preferred Stock.

Lucor agrees that the dividend on all outstanding shares of the Preferred Stock shall increase from Seven Dollars ($7.00) to Fifteen Dollars ($15.00) per share per annum beginning on seventh (7th) anniversary of the issuance of such preferred stock. The parties agree that the provisions of this letter agreement shall bind their successors and assigns and any future holders of the Preferred Stock. All rights and privileges with respect to the Preferred Stock shall be unchanged except as necessary to effectuate the terms and provisions of this letter agreement.

Please indicate Lucor's agreement to the terms of this letter agreement by signing below. No provision of this agreement shall be binding on either party until and unless both parties have signed below.

Pennzoil -Quaker State Company
(f/k/a Pennzoil Products Company)


/s/ David P. Alderson II, CFO


Acknowledged by and Agreed to:
Lucor, Inc.


By: /s/ R. Lewis Stanford, Vice President